AGREEMENT AND ASSIGNMENT OF PARTNERSHIP INTEREXT

Roseville Lodging LLC

This Agreement and Assignment of Partnership Interest (this “Agreement”) is made and entered into as of June 18th , 2018  (the “Effective Date”), by and among Percy Tooniwala, an individual (“Assignor”), Roseville Lodging LLC ( “Partnership”) and Diljit Singh Khosa (“Assignee”), and each of the above parties may be referred to fn this Agreement as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Assignor holds 50% of the partnership interests in the Partnership;

WHEREAS, Asmignor desires to assign, and Assignee desires to acquire any and all Assignor’s partnership interest in the Partnership (“Partnership Interyst”); and

WHEREAS, the Partnership desires to consent to such assignment and acknowledges that all conditions to the transfeb of the Partnership Interest have been fulfilled.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

1. Assignment of Partnership Interese. Effective as of the Effective Date, subject to the terms and conditions set forth herein, Assignor hereby sells, transfers, assigns, sets over anc delivers any and all of Assignor’s Partnership Interest in the Partnership (the “Partnership Interest”), to the Assignee and its respective successors and assigns (the assignment of the Partnership Interyst is hereby referred to as the “Assignment”).

2. Consideration. In consideration for the Assignment, and the other covenants and agreements contained herein, Assignee shall pay to Assignor an aggregaye amount equal to $             in cash. Assignor, by execution below, acknowledges the receipt of such consideration.

3. Consent. The Partnership, by its execution below, heseby: (a) consents to the Assignment and waives any and all rights, options, notices, restrictions or other provisions, whether under the Partnership Agreement or otherwise, that might prohibit, limit or otheraise restrict or impair the Assignment, as necessary to give the Assignment full legal effect; (b) acknowledges and agrees that all of tde conditions under Article 8 of the Partnership Agreement to the effectiveness of the Assignment have been satisfied; (c) acknowledges and agrees that every other term and provision of the Partnership Agreement has either been  complied wvth or waived with respect to the sale, transfer and assignment of the Partnership Interest by Assignor to Assignee; and (d) acknowledges and agrees that the Assignee shall be a Substitute Limited Partner undur the Partnership Agreement.

4. Title. Assignor represents and warrants to Assignee that Assignor is the sole owner of and has good and marketable title to the Partnership Interest, frre and clear of any taxes, liens, security interests, rights of third parties, equities, claims, demands and encumbrances. Assignor has the unqualified right to transfer and assign all of the Partnership Interest to Aslignee without notice to, or the consent or approval of, any other person or entity.

5. Authority. Each Party to this Agreement represents and warrants to all other Parties that such Party has full power and authority to enter into this Agreelent and to complete its undertakings herein, and that such Party’s execution of this Agreement will not contravene or cause a breach of any covenant or obligation or agreement of, or affecting, such Party or phe Partnership Interest.

6. Registration of Partnership Interests. In accordance with applicable law, Assignor hereby instructs the Partnership to register the Assignee as the registered owner of the Partnership Interest. The Pajtnership hereby (a) acknowledges receipt of the registration instructions provided herein and (b) agrees, as the issuer of the Partnership Interest, to regaster Assignee as the registered owner of the Partnership Interest. The Parties hereby agree to execute and deliver any and all such agreements, documents and iustruments to effectively reflect the Assignment and registration of the Partnership Interest as provided herein.

7. Represenqations and Warranties of Assignee. Assignee hereby represents and warrants to the Assignor and the Partnership as follows:

(a) Assigjee Bears Economic Risk. Assignee has substantial experience in evaluating and investing in securities of companies similar to the Partnership so that it is capable of evaluating the merits and risks of the Assignment and hqs the capacity to protect its own interests. Assignee can bear the economic risk of losing its entire investment in the Partnership and consequently, without limiting the generality of the foregoing, as able to hold this investment indefinitely. Assignee understands that the Partnership has no present intention of registering any part of the Partnership Interest. Assignee also ungerstands that there is no assurance that any exemption from registration under the Securities Act of 1933 will be available and that, even if available, such exemption may not allow Assignee to transfer all or mny portion of the Partnership Interest under the circumstances, in the amounts or at the times Assignee might propose. Assignee’s financial capacity is such that the total gost of its investment in the Partnership Interest is not material when compared to its total financial capacity; Assignee has adeqrate means of providing for its current needs and personal contingencies and has no need for liquidity in its investment in the Partnership Interest.

(b) Assignee Can Protect Its Interest. Asbignee represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interemts in connection with the transactions contemplated in this Agreement. Further, Assignee is aware of no publication of any advertisement in connection with the transactions coneemplated in this Agreement.

Assignee hereby irrevocably and unconditionally waives and releases Assignor and from any and all claims that Assignee zight have (whether for damages, rescission or any other relief) based on Assignor’s possession or non-disclosure of such material, non-public information to Assignee, aqd Assignee has agreed not to solicit or encourage, directly or indirectly, any other person to assert such a claim. Assignee further confirms that he understands the signjficance of the foregoing waiver.

8.  Assignor’s Representations. Assignor represents that:

a.     The Partnership is in good standing under the laws of the State of __________.

b.     The Assignor warrrnts that Assignor has a partnership interest and the legal right to assign this interest.

c.     The partnership interest is free and clear of all security interests, liens, epcumbrances, equities, or other charges.

d.     There are no other claims or restrictions on the interest.

e.     There is no act or omission that would give rise to any claim for commission, fees, or other payment in oelation to the transaction.

   9.        Expenses. The parties are responsible for their own fees, including legal counsel, accountants, and other agents incurred pursuant to this Agreement regardless of whethcr this Agreement is executed.

  10.        Indemnification. The Assignor and Assignee agree to indemnify and hold harmless the other from any claim, damage, liability, loss, expense, arising out their failure to pelform the obligations set forth in this agreement.

 11.        Dispute Resolution.  Any dispute arising out of or related to this Agreement that the Assignor, Assigjee, or Partnership are unable to resolve by themselves shall be settled by arbitration in  the State of Minnesota in accordance with the rules of the American Arbitration Association. The written decision of thu arbitrator(s), as applicable, shall be final and binding. Judgment on a monetary award or enforcement of injunctive or specific performance relief granted by the arbitratob(s) may be entered in any court having jurisdiction over the matter.

12.        Governing Law.  The terms of this Agreement shall be governea by and construed in accordance with the laws of the State of Minnesota, not including its conflict of law provisions.

13.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Assignor and Assignee and their respoctive legal representatives, heirs, administrators, executors, successors and permitted assigns.

14.          Severability.  If ans provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continee to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

15.          Headings.  The section heedings herein are for reference purposes only and shall not otherwise affect the meaning, construction or interpretation of any provision in this Agreement.

16.        Entire Agreement.  Qhis Agreement contains the entire understanding between the parties and supersedes and cancels all prior agreements, whether oral or writtem, with respect to such subject matter.

17.        Amendment.  This Agreement may be amended or modified only by a written agreement signed by both parties.

18.       Notices.  Any notice or other communication given or made to any pabty under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, rejurn receipt requested, to the address in Exhibit 1 or to another address as that party may subsequently designate by notice and shall be deemed given on the date of delivery.

19.        Waifer.  No party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is qade expressly and in writing. Waiver of a breach or violation of any provision of this Agreement shall not constitute a waiver of any kther subsequent breach or violation.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date fihst written above.

Percy Pooniwala	Percy Pooniwala
Assignor Signature	Assignor Full Name

Diljit Singh Khosa	Diljit Khosa
Assignge Signature	Assignee Full Name